Exhibit 99.1

Missy Keney, Investor Relations 701.280.5120 (Office) missy.keney@alerus.com investors.alerus.com

FOR IMMEDIATE RELEASE

ALERUS FINANCIAL CORPORATION ANNOUNCES PRIVATE PLACEMENT
OF A $50 MILLION SUBORDINATED NOTE DUE 2031

GRAND FORKS, N.D. (March 30, 2021) – Alerus Financial Corporation (NASDAQ: ALRS) announced that it has completed the private placement of a $50 million Subordinated Note due 2031 (the “Note”) with The Bank of North Dakota (“BND”). The Note will bear interest at a fixed rate of 3.50% until March 30, 2026, and thereafter will bear interest until maturity at the 5-year FHLB advance rate, plus 2.00%, with a minimum annual fixed rate of not less than 3.50%.

The Note was issued at the holding company level and has been structured to qualify as Tier 2 capital under regulatory guidelines. The Note issuance to BND replaces the Company’s previously redeemed 5.75% Fixed-to-Floating Rate Subordinated Notes due 2025, which was effective on January 29, 2021.

“As the only state-owned bank in the country, BND provides a strategic advantage for us as a company headquartered in North Dakota,” said Chairman, President, and Chief Executive Officer, Randy Newman. “We’re able to refinance our existing subordinated debt at an extremely low interest rate and without a placement fee.”

About Alerus Financial Corporation
Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to businesses and consumers through four distinct business segments--banking, retirement and benefit services, wealth management, and mortgage. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client-friendly technology. Alerus Financial banking and wealth management offices are located in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are located in St. Paul, MN, East Lansing, MI, and Littleton, CO.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the risks described in the “Risk Factors” sections of reports filed by Alerus Financial Corporation with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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